SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                        __________________

                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934


 Date of Report(Date of Earliest Event Reported): July 14, 2000


                NOVA NATURAL RESOURCES CORPORATION
      (Exact name of registrant as specified in its charter)


Colorado                        0-15078        84-1227328
(State or other jurisdiction    (Commission    (I.R.S. Employer
of incorporation)               File No.)      Identification No.)


4340 East Kentucky Ave, Suite 418, Glendale, Colorado 80246
(Address of principal executive offices)             (Zip Code)


                          (303)863-1997
        (Registrant's telephone number, including area code)
ITEM 5. Other Events

The Company reported on April 24, 2000 that it had signed a Letter of Intent with TORITA DONGHAO LLC ("Torita Delaware"), a Delaware Corporation, by which Torita Delaware will acquire control of the Company. Torita Delaware is a wholly-owned subsidiary of Torita Group of the People's Republic of China ("PRC").

In order to complete negotiation of the definitive agreement and provide time for the parties to conduct appropriate due diligence activities, on June 21, 2000, Torita Delaware and Nova agreed to extend the expiration date of the Letter of Intent to July 31, 2000.

Torita Delaware and the Company have reached agreement on the terms of the definitive agreement and on July 9, 2000, Torita Delaware signed the definitive agreement, and made an initial cash payment to the Company of $10,000 toward its total cash payment obligation of $75,000.

The Company requires additional time to complete its due diligence, which will include a review of Torita Delaware's audited financial statements for the two years ended December 31, 1999 and 1998. The audit of Torita Delaware's financial statements, currently underway, is not yet completed.

As soon as the Company has been able to review the audited financial statements and satisfactorily complete its due diligence activities, the majority of which will take place in China, it will be in a position to sign the definitive agreement, prepare proxy materials and schedule a shareholders' meeting. It is unlikely that the Company will be in a position to sign the definitive agreement until August, and accordingly, the Company and Torita Delaware have agreed to extend the expiration of the Letter of Intent to August 31, 2000.

Although Nova has every intent to successfully complete this transaction, there can be no assurance that this transaction will be completed, or if completed, that the terms will be as presently contemplated.

Nova Natural Resources Corporation
(Registrant)

BY: /s/ Brian B. Spillane
    ________________________________
    Brian B. Spillane, President


BY: /s/ James R. Schaff
    ________________________________
    James R. Schaff, Secretary-Treasurer